UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-12792

Date of Report: March 31, 2008

APOGEE ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0916585
(State of other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

222 Babcock Street, Suite 3B, Brookline, MA	02446
(Address of principal executive offices)	(Zip Code)

617-905-3273
(Registrant’s telephone number including area code)

330 Clematis Street, Suite 217, West Palm Beach, Florida	33401
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01

Change in Control of Registrant

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 31, 2008 Zhenyu Shang purchased 630,000 shares of the Registrant’s common stock, representing 63.4% of the outstanding shares.  The purchase price was $580,000, which Mr. Shang paid in cash from his personal funds.  The shares were purchased from Corporate Services International Inc., which is owned by Michael Anthony, who was the sole officer and sole director of Apogee Robotics.

On the same date, pursuant to the Stock Purchase Agreement, Mr. Anthony elected Zhenyu Shang to serve as a member of the Board of Directors, and then Mr. Anthony resigned from his positions as sole member of the Board and as sole officer of Apogee Robotics.  Mr. Shang then elected himself to serve as Chief Executive Officer and Chief Financial Officer of Apogee Robotics.

Information regarding Mr. Shang follows:

Zhenyu Shang is currently employed as Chairman and Chief Executive Officer of the Heilongjiang Senyu Animal Husbandry Co., Ltd., which is engaged in the business of breeding and raising hogs and boars in the People’s Republic of China.  Mr. Shang founded that company in 2004.  From 2000 to 2004, Mr. Shang was employed as Chief Executive Officer of Heilongjiang Senyu Real Estate Development Co., Ltd.  In 1996 Mr. Shang was awarded a Bachelor of Science Degree with a concentration in Law by the Heilongjiang Political Science and Law Institute.  Mr. Shang is 36 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apogee Robotics, Inc.

Dated:  April 4, 2008

By:  /s/ Zhenyu Shang

       Zhenyu Shang, Chief Executive Officer